Exhibit 10.8

TRUST AGREEMENT

This Trust Agreement is entered into this 3rd day of June 2006 between Conrad Kwong Yue Tsang ("Trustee"), a Hong Kong citizen who is a partner at Baring Asia II Holdings Limited and Wang Hu, a mainland China citizen who currently holds all the outstanding shares of Pansoft Company Limited (“Pansoft”), formerly known as Time Maker Limited, a British Virgin Islands corporation, for the benefit of all the shareholders of Pansoft (Jinan) Co., Ltd., a P.R. China corporation, as of June 3, 2006 (the "Shareholders").

WHEREAS, Pansoft (Jinan) Co., Ltd., a P.R. China corporation ("PJCL"), will become a wholly owned subsidiary of Pansoft.

WHEREAS, the Board of Directors of Pansoft has resolved to distribute 94.12% shares of common stock of Pansoft (the "Shares") to the Shareholders of PJCL.

WHEREAS, in order for the distribution of such shares to occur Pansoft and PJCL will be required to file an application to register with the local office of China’s State Administration of Foreign Exchange in Jinan city, Shangdong province.

WHEREAS, when such registration is filed and the parties desire that the Shares be held by the Trustee until the effectiveness of the registration and the ultimate distribution of Shares back to the Shareholders.

NOW, THEREFORE, the parties hereto agree as follows:

1. Wang Hu agrees to deliver the Shares that he holds in Pansoft to the Trustee, and the Trustee hereby agrees to act as trustee for the Shareholders and to hold the Shares for the benefit of the Shareholders.

2. Wang Hu hereby unequivocally and irrevocably conveys, transfers and assigns to Trustee and Trustee hereby accepts the Shares and undertakes to hold such Shares in trust and for the benefit of the Shareholders pursuant to the terms hereof pending their final distribution to the Shareholders.

3. During the period the Shares are held in trust (the "Holding Period"), no transfer, sale, conveyance, assignment or any encumbrance whatsoever of the Shares by the Trustee shall be made without the written consent of Wang Hu.

4. During the Holding Period, all voting and ownership rights respecting the Shares shall remain with the Shareholders and the Trustee shall hold the Shares beneficially for the benefit of the Shareholders.

5. When the Trustee is notified in writing by Wang Hu and has independently verified that all requirements for distribution of the Shares have been fulfilled, in particular, when PJCL has received a Notice of Effectiveness of its registration, the Trustee shall deliver the Shares to back to Timeway Group Limited, a British Virgin Islands Corporation that is 100% owned by the shareholders of PJCL, for distribution to the Shareholders. Thereafter, all responsibilities of the Trustee and this Trust Agreement shall cease.

6. In performing any of his duties hereunder, the Trustee shall not incur any liability to Pansoft for damages, losses or expenses except for default or negligence, and he shall accordingly not incur any such liability with respect to: (i) any action taken or omitted in good faith, or (ii) any action taken or omitted in reliance upon any instrument, as to its due execution, and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein provided such action or omission was taken in the reasonable exercise of his duty of care.

7. Pansoft agrees to indemnify and hold harmless the Trustee against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation and counsel fees and disbursements, which may be imposed upon Trustee hereunder or in the performance of his duties hereunder, including any litigation arising from this agreement or involving the subject matter hereof or the Shares deposited hereunder, except insofar as such losses, claims, damages, liabilities and expenses resulted from the default or negligence of the Trustee.

8. If the Trustee shall be uncertain as to the Trustee's duties or rights under the provisions of this Trust Agreement or in the event of any dispute between the parties hereto or any third party claiming beneficiary status under this Trust Agreement, Trustee may submit this matter to any court of competent jurisdiction in an interpleader or similar action. Without limiting the generality of the foregoing, if the Trustee shall be uncertain as to his duties or rights hereunder, and he shall receive any notice, advice, schedule, report, certificate, direction or document for any person or entity with respect to the shares held in trust or this Trust Agreement, which in the opinion of Trustee is in conflict with any of the provisions of this Trust Agreement, or shall be advised that a dispute has arisen with respect to the ownership for right of possession of the Shares, or any part thereof, Trustee shall be entitled, without liability to the Shareholders, to refrain from taking any action other than to exercise his best efforts to maintain the Shares until he shall be directed otherwise in writing by an order, decree, or judgment of a court of competent jurisdiction.

9. The Trustee shall not be responsible for the genuineness of any certificate or signature, and may rely exclusively upon and shall not incur any liability by acting in reliance upon any notice, affidavit, request, consent or other instrument believed by the Trustee to be genuine and otherwise duly authorized and properly made.

10. This Trust Agreement shall be governed by and construed in accordance with the laws of British Virgin Islands.

11. This Agreement may be executed in several counterparts or by separate instruments, and all of such counterparts and instruments shall constitute one agreement, binding on all the parties hereto.

12.  This Agreement constitutes the entire Trust Agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, written or oral, of the parties in connection therewith.

IN WITNESS WHEREOF, the parties hereto have executed this Trust Agreement on the date and year first above written.

By: /s/Wang Hu
Wang Hu

TRUSTEE:

By: /s/Conrad Kwong Yue Tsang
Conrad Kwong Yue Tsang